FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY REPORTS 54% INCREASE

IN YEAR OVER YEAR SECOND QUARTER REVENUES

LRAD Sales Drive Quarterly Year Over Year Revenue Growth

SAN DIEGO, CA, May 2, 2007 American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator and producer of directed sound products and solutions, today reported results for its second fiscal 2007 quarter ended March 31, 2007.

ATC reported revenues for the second quarter of $2.26 million, a 54% increase from $1.47 million in revenues for the same quarter of last fiscal year. Revenues increased due to sales of LRAD products to a growing number of customers. The marketing efforts of the Company's enhanced sales force, successful product deployments and extensive product demonstrations have contributed to increased market awareness and customer acceptance of ATC's suite of LRAD products. Gross profit for the quarter ended March 31, 2007 was $1.11 million, or 49% of revenues, compared to $188,000, or 13% of revenues, for the same period ended March 31, 2006. Gross profit increased primarily due to higher product sales as well as decreased production costs and warranty expense.

The operating loss for the second quarter of fiscal 2007 was $1.12 million compared to $2.36 million for the prior year's second quarter. The decrease in loss from operations resulted primarily from the increase in revenues and gross profit as a result of increased LRAD deliveries as well as a significant decrease in personnel costs due to a restructuring of the management team in the fourth quarter of fiscal 2006. The net loss for the quarter ended March 31, 2007 was $1.03 million or $(0.03) per share, compared to a net loss of $2.63 million or $(0.11) per share for the same period ended March 31, 2006.

Operating expenses decreased from $2.55 million for the quarter ended March 31, 2006 to $2.23 million for the same period ended March 31, 2007. The $2.23 million in operating expenses included $100,000 of legal, accounting and consulting costs associated with a voluntary review of historical stock option grants and the related restatement of financial statements for fiscal years 2005 and 2004 including 2003 and 2002 financial data and certain adjustments for 1999 to 2001.

For the six months ended March 31, 2007, the Company reported revenues of $6.17 million representing an 82% increase from $3.39 million for the six months ended March 31, 2006. The increase in revenues was due to increased sales of LRAD products to a growing number of customers. For the first six months of fiscal 2007, gross profit was $3.08 million, or 50% of revenues, compared to $1.25 million, or 37% of revenues, for the same period a year ago. The increase in gross profit was principally the result of the increased sales of our LRAD products as well as decreased production and labor costs and warranty expense.

The operating loss for the six months ended March 31, 2007 was $1.72 million compared to the operating loss of $4.24 million for the same period a year ago. Included in the 2007 operating loss was $413,000 of non-cash stock-based compensation charges compared to $378,000 for the comparable period in 2006. The decrease in loss from operations resulted primarily from the increase in revenues and gross profit as a result of increased LRAD deliveries as well as a significant decrease in personnel costs due to a restructuring of the management team in the fourth quarter of fiscal 2006. Operating expenses decreased from $5.49 million for the six months ended March 31, 2006 to $4.80 million for the same period ended March 31, 2007. The net loss for the six months ended March 31, 2007 was $1.55 million or $(0.05) per share, compared to a net loss of $3.40 million or $(0.14) per share for the six months ended March 31, 2006.

"Over the last six months we have streamlined operations, cut operating and product costs, increased margins, introduced enhanced directed sound products and made progress incorporating LRAD into the programs and systems of large commercial and defense-related companies," said Tom Brown, president and chief executive officer of American Technology Corporation.

"Our fiscal Q2 LRAD sale to the Singapore Navy through ST Engineering and our initial LRAD-R order to L-3 Communications are the beginning of expected increasing sales to large commercial and defense-related organizations," continued Brown. "We are experiencing growing interest in LRAD-R as a remotely-operated, IP addressable solution incorporating a full menu of options enabling commercial, security and military personnel to locate, communicate with and deter potential threats at extended distances."

"With six-month fiscal 2007 revenues at 69% of annual fiscal 2006 revenues, we are on target to surpass last fiscal year's annual revenues with improved margins and operating results," concluded Brown.

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's HyperSonic Sound, NeoPlanar and Long Range Acoustic Device (LRAD) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. These statements are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. More information about potential factors that could affect our business and financial results is included in the Form 10-K for the fiscal year ended September 30, 2006 under the heading "Item 1A Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com

American Technology Corporation
Condensed Statements of Operations
(000's omitted except per share and per share amounts)
(Unaudited)
	For the three months ended		For the six months ended
	March 31,		March 31,
	2007	2006	2007	2006

Total revenues	2,261	1,472	6,165	3,388
Cost of revenues	1,154	1,284	3,088	2,136
Gross profit	1,107	188	3,077	1,252

Operating expenses:
Selling, general and administrative	1,655	2,047	3,699	4,422
Research and development	575	502	1,098	1,068
Total operating expenses	2,230	2,549	4,797	5,490

Loss from operations	(1,123)	(2,361)	(1,720)	(4,238)

Other income (expense):
Interest income	90	70	206	145
Interest and finance expense	--	--	(33)	(1)
Unrealized gain (loss) on derivative revaluation	--	(339)	--	693
Total other income (expense)	90	(269)	173	837

Net loss	(1,033)	(2,630)	(1,547)	(3,401)
Net loss per share of common stock - basic and diluted	($0.03)	($0.11)	($0.05)	($0.14)
Average weighted number of common shares outstanding	30,142,426	24,382,731	30,115,565	24,342,884

American Technology Corporation
Condensed Balance Sheets
(000's omitted)
(Unaudited)
	March 31,	September 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$8,012	$9,896
Accounts receivable	1,800	2,055
Inventories, net of $57 and $12 reserve for obsolescence	4,907	4,450
Prepaid expenses and other	86	139
Total current assets	14,805	16,540
Equipment, net	536	694
Patents, net	1,382	1,416
Long term deposits	58	58
Total assets	$16,781	$18,708

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,211	$1,904
Accrued liabilities	1,019	1,978
Total current liabilities	2,230	3,882
Long-term liabilities:

Extended warranty	--	2
Derivative warrant instrument	--	1,221
Total liabilities	2,230	5,105
Total stockholders' equity	14,551	13,603
Total liabilities and stockholders' equity	$16,781	$18,708